Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

TPG Inc.

TPG Operating Group I, L.P.*

TPG Operating Group II, L.P.*

TPG Operating Group III, L.P.*

TPG Holdings II Sub, L.P.*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities(1)(2)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Guarantee of Debt Securities(2)	Other(3)	(1)	(1)	(1)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

*	Additional Registrant
(1)

There is being registered hereby such indeterminate number or amount, as the case may be, of securities as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis in one or more offerings to made hereunder.

(2)	Debt securities may be issued by the Registrant and/or any of the Co-Registrants and may be issued without guarantees or may be guaranteed by one or more of the Co-Registrants.
(3)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.